Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ballantyne Strong, Inc.:

We consent to the incorporation by reference in the registration statement (File Nos. 333-03849, 333-116739, 333-139177, 333-153408, 333-169115, and 333-196019) on Form S-8 of Ballantyne Strong, Inc. (the Company) of our reports dated March 6, 2015, with respect to the consolidated balance sheets of Ballantyne Strong, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Ballantyne Strong, Inc.

/s/ KPMG LLP

Omaha, Nebraska
March 6, 2015